NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. AND RYMAN HOSPITALITY PROPERTIES, INC.
EXTEND ANTICIPATED CLOSING DATE FOR SALE OF BLOCK 21
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AUSTIN, TX, January 18, 2022 - Stratus Properties Inc. (NASDAQ: STRS) (“Stratus” or the “Company”) announced today that the anticipated closing date for its previously announced sale of Block 21 to Ryman Hospitality Properties, Inc. has been extended, as both parties continue the process of obtaining consent to the purchaser’s assumption of the existing mortgage loan by the applicable loan servicers. The transaction is now expected to close sometime in the first quarter of 2022, subject to the timely satisfaction or waiver of various closing conditions, including the consent of the loan servicers to the purchaser’s assumption of the existing mortgage loan, the consent of the hotel operator, an affiliate of Marriott, to the purchaser’s assumption of the hotel operating agreement, the absence of a material adverse effect, and other customary closing conditions.

Block 21 is Stratus’ wholly owned mixed-use development in downtown Austin, Texas, that contains the W Austin Hotel and office, retail and entertainment space.

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.

Forward-Looking Statements

This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, including statements regarding whether and when the sale of Block 21 will be completed. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the occurrence of any event, change or other circumstance that could delay the closing of the sale of Block 21 or result in the termination of the agreements to sell Block 21, the uncertain and ongoing impact of the COVID-19 pandemic, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, each filed with the U.S. Securities and Exchange Commission.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.

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A copy of this release is available on Stratus’ website, stratusproperties.com.

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